Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CLEANTECH ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JULY, A.D. 2022, AT 10:30 O’CLOCK A.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3093231 8100 SR# 20223024048	Authentication: 203949411 Date: 07-19-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 07/19/2022
FILED 10:30 AM 07/19/2022
SR 20223024048 - File Number 3093231

AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CLEANTECH ACQUISITION CORP.

July 18, 2022

CleanTech Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “CleanTech Acquisition Corp.” The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 18, 2020. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on July 14, 2021 (the “Amended and Restated Certificate”).

2. This Amendment to the Amended and Restated Certificate amends the Amended and Restated Certificate.

3. This Amendment to the Amended and Restated Certificate was duly approved by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Paragraph E of Article SIXTH is hereby amended and restated to read in full as follows:

“E. In the event that the Corporation does not consummate a Business Combination by (i) July 19, 2022 (i.e., 12 months from the consummation of the IPO) or (ii) January 19, 2023 (i.e., up to 18 months from the consummation of the IPO) if the Corporation elects to extend the amount of time to complete a Business Combination for up to six (6) times for an additional one (1) month each time in accordance with the terms of the Investment Management Trust Agreement, as amended, between the Corporation and Continental Stock Transfer & Trust Company (in either case, such date being referred to as the “Termination Date”), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law (“Dissolve”). In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund and not previously released to the Corporation for its working capital requirements or necessary to pay its taxes divided by the total number of IPO Shares then outstanding. In the event that the Corporation does not timely make all additional deposits into its Trust Account as required by the Corporation’s Investment Management Trust Agreement entered into at the time of the IPO, as amended, the Corporation shall Dissolve.”

IN WITNESS WHEREOF, CleanTech Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

CLEANTECH ACQUISITION CORP.

By:	/s/ Eli Spiro
Name:	Eli Spiro
Title:	Chief Executive Officer